Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Tupperware Brands Corporation, which appears in Tupperware Brands Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP

Orlando, Florida

September 13, 2006